Exhibit 99.1

Deckers Outdoor Appoints Carlo Lingiardi as Teva Brand President

    GOLETA, Calif.--(BUSINESS WIRE)--Aug. 12, 2005--Deckers Outdoor Corporation (NASDAQ: DECK) today announced the appointment of Carlo Lingiardi as President of the Company's Teva brand. As Teva Brand President, Mr. Lingiardi will be responsible for all aspects of the Teva brand and will report directly to President and Chief Executive Officer, Angel Martinez.
    Mr. Lingiardi joins Deckers from TECNICA USA, where he most recently served as Vice President and General Manager of its footwear division. In this role, Mr. Lingiardi was directly in charge of the hiking and after-ski footwear categories, coordinating the product and design team efforts in both the United States and Italy. In addition, at TECNICA USA he oversaw the entire marketing, advertising and strategic direction for the hiking and after-ski product lines, and under his leadership, the division posted double-digit sales gains and significant increases in profitability. From 2000 to 2003, Mr. Lingiardi served as Vice President of Sales and Operations for GEOX USA, Inc. In this capacity, he was instrumental in forming the U.S. division of GEOX, an Italian based footwear company. At GEOX USA, Inc., his responsibilities included hiring all sales and office personnel, developing a distribution strategy, and opening the first flagship store. Prior to that, he held the position of Marketing & Sales Manager - Key Account Leader at W.L. Gore & Associates.
    Angel Martinez, President and Chief Executive Officer of Deckers Outdoor Corporation, stated, "The appointment of Carlo Lingiardi as President of Teva is an important step in our ongoing efforts to strengthen our organization and enhance our operating platform. Carlo is a seasoned professional who joins our team with valuable experience in the areas of sales, marketing and brand building, particularly in the outdoor footwear industry. We are confident he will be a tremendous asset to our company and a key contributor to the long-term success of Teva."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's expectations for long-term success of the Teva brand, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, August 12, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among these risks and uncertainties are the challenge of managing the Company's brands for growth, the Company's ability to anticipate fashion trends, product mix, the success of new products, the sensitivity of Teva sales to seasonality and weather factors, conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon E. Frey, 203-682-8200